EXHIBIT 10.2

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of April 5, 2007, by and between Roger E. George (the “Executive”) and Align Technology, Inc., a Delaware corporation (the “Company”). This Agreement supersedes and replaces in its entirety that certain Employment Agreement dated March 1, 2003 between the Executive and the Company.

1.             Duties and Scope of Employment.

(a)   Position.  For the term of his employment under this Agreement (“Employment”), the Company agrees to employ the Executive in the position of Vice President, Legal and Corporate Affairs, General Counsel and Corporate Secretary. The Executive shall report to the Chief Executive Officer (the “CEO”).  The Executive accepts such employment and agrees to discharge all of the duties normally associated with said position, and to faithfully and to the best of his abilities perform such other services consistent with his position as Vice President, Legal and Corporate Affairs, General Counsel and Corporate Secretary, as may from time to time be assigned to him by the CEO.

(b)   Obligations to the Company.  During the term of his Employment, the Executive shall devote his full business efforts and time to the Company.  The Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the CEO, provided, however, that the Executive may, without the approval of the CEO, serve in any capacity with any civic, educational or charitable organization.  The Executive may own, as a passive investor, no more than one percent (1%) of any class of the outstanding securities of any publicly traded corporation.

(c)   No Conflicting Obligations.  The Executive represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement.  The Executive represents and warrants that he will not use or disclose, in connection with his employment by the Company, any trade secrets or other proprietary information or intellectual property in which the Executive or any other person has any right, title or interest and that his employment by the Company as contemplated by this Agreement will not infringe or violate the rights of any other person or entity.  The Executive represents and warrants to the Company that he has returned all property and confidential information belonging to any prior employers.

2.             Cash and Incentive Compensation.

(a)   Salary.  The Company shall pay the Executive as compensation for his services a base salary at a gross annual rate of $279,656, payable in accordance with the Company’s standard payroll schedule.  The compensation specified in this Subsection (a), together with any adjustments by the Company from time to time, is referred to in this Agreement as “Base Salary.”

(b)   Target Bonus.  The Executive shall be eligible to participate in an annual bonus program that will provide him with an opportunity to earn a potential annual bonus equal to 60% of the Executive’s Base Salary.  The amount of the bonus shall be based upon the performance of the Executive, as set by the individual performance objectives described in this Subsection, and the Company in each calendar year, and shall be paid by no later than January 31 of the following year, contingent on the Executive remaining employed by the Company as of such date.  The Executive’s individual performance objectives and those of the Company’s shall be set by the CEO after consultation with the Executive by no later than March 31, of each calendar year.  Any bonus awarded or paid to the Executive will be subject to the discretion of the Board.

(c)   Incentive Awards.  The Executive shall be eligible for an annual incentive stock option grant and/or restricted stock unit award subject to the approval of the Board.  The per share exercise price of the option will be equal to the per share fair market value of the common stock on the date of grant, as determined by the Board of Directors.  The term of such option shall be ten (10) years, subject to earlier expiration in the event of the termination of the Executive’s Employment.  The Executive shall vest in 25% of the option shares after the first twelve (12) months of continuous service and shall vest in the remaining option shares in equal monthly installments over the next three (3) years of continuous service.  The grant of each such option and/or restricted stock unit shall be subject to the other terms and conditions set forth in the Company’s 2005 Incentive Plan and in the Company’s standard form of stock option agreement and restricted stock unit agreement, as applicable.

3.             Vacation and Executive Benefits.  During the term of his Employment, the Executive shall be eligible for 17 days vacation per year, in accordance with the Company’s standard policy for senior management, as it may be amended from time to time.  During the term of his Employment, the Executive shall be eligible to participate in any employee benefit plans maintained by the Company for senior management, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.

4.             Business Expenses.  During the term of his Employment, the Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder.  The Company shall reimburse the Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

5.             Term of Employment.

(a)   Basic Rule.  The Company agrees to continue the Executive’s Employment, and the Executive agrees to remain in Employment with the Company, from the commencement date set forth in Section 1(d) until the date when the Executive’s Employment terminates pursuant to Subsection (b) below.  The Executive’s Employment with the Company shall be “at will,” and either the Executive or the Company may terminate the Executive’s Employment at any time, for any reason, with or without Cause.  Any contrary representations, which may have been made to the Executive shall be superseded by this Agreement.  This Agreement shall constitute the full and complete agreement between the Executive and the Company on the “at will” nature of the Executive’s Employment, which may only be changed in an express written agreement signed by the Executive and a duly authorized officer of the Company.

(b)   Termination.  The Company may terminate the Executive’s Employment at any time and for any reason (or no reason), and with or without Cause, by giving the Executive notice in writing.  The Executive may terminate his Employment by giving the Company fourteen (14) days advance notice in writing.  The Executive’s Employment shall terminate automatically in the event of his death or Permanent Disability.  For purposes of this Agreement, “Permanent Disability” shall mean that the Executive has become so physically or mentally disabled as to be incapable of satisfactorily performing the duties under this Agreement for a period of one hundred eighty (180) consecutive calendar days.

(c)   Rights Upon Termination.  Except as expressly provided in Section 6, upon the termination of the Executive’s Employment pursuant to this Section 5, the Executive shall only be entitled to the compensation, benefits and reimbursements described in Sections 2, 3 and 4 for the period preceding the effective date of the termination.  The payments under this Agreement shall fully discharge all responsibilities of the Company to the Executive.

(d)   Termination of Agreement.  The termination of this Agreement shall not limit or otherwise affect any of the Executive’s obligations under Section 7.

6.             Termination Benefits.

(a)   General Release.  Any other provision of this Agreement notwithstanding, Subsections (b), (c) or (d) below shall not apply unless the Executive (i) has executed a general release in a form prescribed by the Company of all known and unknown claims that he may then have against the Company or persons affiliated with the Company, and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims.

(b)   Termination without Cause.  If, during the term of this Agreement, and not in connection with a Change of Control as addressed in Subsection (c) below, the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason, then:

(i)            the Executive shall immediately vest in an additional number of shares under all outstanding options and restricted stock units as if he had performed twelve (12) additional months of service; and.
(ii)           the Company shall pay the Executive, in a lump sum upon the effectiveness of the General Release to be executed by Executive in accordance with Section 6(a) above, an amount equal to:  (x) the then current year’s Target Bonus prorated for the number of days of Executive is employed in said year; (y) one year’s Base Salary; and (z) the greater of the then current year’s Target Bonus or the actual prior year’s bonus.  The Executive’s Base Salary shall be paid at the rate in effect at the time of the termination of Employment.

(c)   Upon a Change of Control. In the event of the occurrence of a Change in Control while the Executive is employed by the Company:

(i)            the Executive shall immediately vest in an additional number of shares under all outstanding options and restricted stock units as if he had performed twelve (12) additional months of service; and
(ii)           if within twelve (12) months following the occurrence of the Change of Control, one of the following events occurs:

(A) the Executive’s employment is terminated by the Company without Cause; or
(B) the Executive resigns for Good Reason
then the Executive shall immediately vest as to all shares under all outstanding options and restricted stock units and the Company shall pay the Executive, in a lump sum, an amount equal to:  (i) the then current year’s Target Bonus prorated for the number of days of Executive is employed in said year; (ii) one year’s Base Salary; and (iii) the greater of the then current year’s Target Bonus or the actual prior year’s bonus.  The Executive’s Base Salary shall be paid at the rate in effect at the time of the termination of Employment.

(d)   Health Insurance.  If Subsection (b) or (c) above applies, and if the Executive elects to continue his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) following the termination of his Employment, then the Company shall pay the Executive’s monthly premium under COBRA until the earliest of (i) 12 months following the termination of the Executive’s Employment, or (ii) the date upon which the Executive commences employment with an entity other than the Company.

(e)   Definition of “Cause.”  For all purposes under this Agreement, “Cause” shall mean any of the following:

(i)            Unauthorized use or disclosure of the confidential information or trade secrets of the Company;
(ii)           Any breach of this Agreement or the Employee Proprietary Information and Inventions Agreement between the Executive and the Company;
(iii)          Conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof;
(iv)          Misappropriation of the assets of the Company or any act of fraud or embezzlement by Executive, or any act of dishonesty by Executive in connection with the performance of his duties for the Company that adversely affects the business or affairs of the Company; or
(v)           Intentional misconduct or the Executive’s failure to satisfactorily perform his/her duties after having received written notice of such failure and at least thirty (30) days to cure such failure.

The foregoing shall not be deemed an exclusive list of all acts or omissions that the Company may consider as grounds for the termination of the Executive’s Employment.

(f)    Definition of ”Good Reason.”  For all purposes under this Agreement, the Executive’s resignation for “Good Reason” shall mean the Executive’s resignation within ninety (90) days the occurrence of any one or more of the following events:

(i)            The Executive’s position, authority or responsibilities being significantly reduced;

(ii)           The Executive being asked to relocate his principal place of employment such that his commuting distance from his residence prior to the Change of Control is increased by over thirty-five (35) miles;
(iii)          The Executive’s annual Base Salary or bonus being reduced; or
(iv)          The Executive’s benefits being materially reduced.

(g)   Definition of “Change of Control.”  For all purposes under this Agreement, “Change of Control” shall mean any of the following:

(i)            a sale of all or substantially all of the assets of the Company;
(ii)           the acquisition of more than fifty percent (50%) of the common stock of the Company (with all classes or series thereof treated as a single class) by any person or group of persons;
(iii)          a reorganization of the Company wherein the holders of common stock of the Company receive stock in another company (other than a subsidiary of the Company), a merger of the Company with another company wherein there is a fifty percent (50%) or greater change in the ownership of the common stock of the Company as a result of such merger, or any other transaction in which the Company (other than as the parent corporation) is consolidated for federal income tax purposes or is eligible to be consolidated for federal income tax purposes with another corporation; or
(iv)          in the event that the common stock is traded on an established securities market, a public announcement that any person has acquired or has the right to acquire beneficial ownership of more than fifty percent (50%) of the then-outstanding common stock and for this purpose the terms “person” and “beneficial ownership” shall have the meanings provided in Section 13(d) of the Securities and Exchange Act of 1934 or related rules promulgated by the Securities and Exchange Commission, or the commencement of or public announcement of an intention to make a tender offer or exchange offer for more than fifty percent (50%) of the then outstanding Common Stock.

(h)   Section 409A. Notwithstanding anything to the contrary in this Agreement, any cash severance payments otherwise due to Executive pursuant to this Section 6 or otherwise on or within the six-month period following Executive’s termination will accrue during such six-month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination, provided, that such cash severance payments will be paid earlier, at the times and on the terms set forth in the applicable provisions of this Section 6, if the Company reasonably determines that the imposition of additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), will not apply to an earlier payment of such cash severance payments. In addition, this Agreement will be deemed amended to the extent necessary to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Code Section 409A and any temporary, proposed or final Treasury Regulations and guidance promulgated thereunder and the parties agree to cooperate with each other and to take reasonably necessary steps in this regard.

7.             Non-Solicitation and Non-Disclosure.

(a)   Non-Solicitation.  During the period commencing on the date of this Agreement and continuing until the first anniversary of the date when the Executive’s Employment terminated for any reason, the Executive shall not directly or indirectly, personally or through others, solicit or attempt to solicit (on the Executive’s own behalf or on behalf of any other person or entity) the employment of any employee of the Company or any of the Company’s affiliates.

(b)   Proprietary Information.  As a condition of employment, the Executive has entered into a Proprietary Information and Inventions Agreement with the Company, dated July 11, 2002, which is incorporated herein by reference.

8.             Successors.

(a)   Company’s Successors.  This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which becomes bound by this Agreement.

(b)   Executive’s Successors.  This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9.             Miscellaneous Provisions.

(a)   Notice.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight courier, U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of the Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)   Modifications and Waivers.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)   Whole Agreement.  No other agreements, representations or understandings (whether oral or written) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter of this Agreement.  This Agreement and the Proprietary Information and Inventions Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

(d)   Withholding Taxes.  All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(e)   Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (except provisions governing the choice of law).

(f)    Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g)   Arbitration.  Each party agrees that any and all disputes which arise out of or relate to the Executive’s employment, the termination of the Executive’s employment, or the terms of this Agreement shall be resolved through final and binding arbitration.  Such arbitration shall be in lieu of any trial before a judge and/or jury, and the Executive and Company expressly waive all rights to have such disputes resolved via trial before a judge and/or jury.  Such disputes shall include, without limitation, claims for breach of contract or of the covenant of good faith and fair dealing, claims of discrimination, claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of the Executive’s employment with the Company or its termination.  The only claims not covered by this Agreement to arbitrate disputes are:  (i) claims for benefits under the unemployment insurance benefits; (ii) claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policy or fund; (iii) claims arising from or relating to the non-competition provisions of this Agreement; and (iv) claims concerning the validity, infringement, ownership, or enforceability of any trade secret, patent right, copyright, trademark or any other intellectual property right, and any claim pursuant to or under any existing confidential/proprietary/trade secrets information and inventions agreement(s) such as, but not limited to, the Proprietary Information and Inventions Agreement.  With respect to such disputes, they shall not be subject to arbitration; rather, they will be resolved pursuant to applicable law.

Arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA Rules”), provided, however, that the arbitrator shall allow the discovery authorized by California Code of Civil Procedure section 1282, et seq., or any other discovery required by applicable law in arbitration proceedings, including, but not limited to, discovery available under the applicable state and/or federal arbitration statutes.  Also, to the extent that any of the AAA Rules or anything in this arbitration section conflicts with any arbitration procedures required by applicable law, the arbitration procedures required by applicable law shall govern.

Arbitration will be conducted in Santa Clara County, California or, if the Executive does not reside within 100 miles of Santa Clara County at the time the dispute arises, then the arbitration may take place in the largest metropolitan area within 50 miles of the Executive’s place of residence when the dispute arises.

During the course of the arbitration, the Executive and the Company will each bear equally the arbitrator’s fee and any other type of expense or cost of arbitration, unless applicable law requires otherwise, and each shall bear their own respective attorneys’ fees incurred in connection with the arbitration.  The arbitrator will not have authority to award attorneys’ fees unless a statute or contract at issue in the dispute authorizes the award of attorneys’ fees to the prevailing party. In such case, the arbitrator shall have the authority to make an award of attorneys’ fees as required or permitted by the applicable statute or contract.  If there is a dispute as to whether the Executive or the Company is the prevailing party in the arbitration, the arbitrator will decide this issue.

The arbitrator shall issue a written award that sets forth the essential findings of fact and conclusions of law on which the award is based.  The arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes.  The arbitrator’s award shall be subject to correction, confirmation, or vacation, as provided by applicable law setting forth the standard of judicial review of arbitration awards.  Judgment upon the arbitrator’s award may be entered in any court having jurisdiction thereof.

(h)   No Assignment.  This Agreement and all rights and obligations of the Executive hereunder are personal to the Executive and may not be transferred or assigned by the Executive at any time.  The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

(i)    Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

ROGER E. GEORGE

/s/ Roger E. George

ALIGN TECHNOLOGY, INC.

/s/ Thomas M. Prescott

By: Thomas M. Prescott
Title: President and CEO